EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release October 12, 2012

Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

Kentucky First Federal Bancorp Announces Payment of Quarterly Dividend

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share, payable on November 19, 2012, to stockholders of record as of October 31, 2012. Tony Whitaker, Chairman and CEO of the Company, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company’s capital position and financial condition.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2012, the Company had approximately 7,718,000 shares outstanding of which approximately 62.3% was held by First Federal MHC.